Exhibit 10.2

Rewarding Your Long-Term Performance

Long-Term Incentive

FY14 • FY15 • FY16

Sharing in American Greetings Success

The Long-Term Incentive Plan (also referred to herein as the “Plan” or “LTIP”) is designed to reward you for your contributions toward the achievement of the Company’s long-term financial objectives.

Table of Contents

Plan Overview .2

Performance Goals and Measurement .3

Award Calculation Examples .4

Important Administrative Plan Details .5-7

Plan Objectives

•	Focus on driving exceptional financial results | Motivate leaders to substantially improve our earnings performance over the long-term.
•	Share in the success of the Company when results are achieved | Instill a sense of purpose, direction and collective unity as efforts are directed toward the achievement of a common objective.

Who Is Eligible

Associates in job class 317 (85/86) or above are eligible to participate.

Refer to the sections entitled Important Administrative Plan Details for additional details on eligibility for participation in the Plan.

How the Plan Works

The Long-Term Incentive Plan provides you with an opportunity to earn a cash award if American Greetings achieves its planned three-year earnings goal. This goal represents the cumulative earnings before interest, taxes, depreciation, and amortization (EBITDA) that the Company needs to generate over fiscal years 2014, 2015 and 2016 to achieve its financial objectives.

Your Long-Term Incentive Plan (LTIP) award is tied directly to our three-year, cumulative EBITDA performance. The more EBITDA we generate, the greater your potential award.

Provided we achieve at least threshold performance, your LTIP award will be equal to your target award opportunity multiplied by the earned award percentage.

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Target award opportunity: a fixed dollar amount tied to your job level that represents what your earned award would be if we achieved 100% of our three-year, cumulative EBITDA goal. Your target award opportunity will be communicated to you separately.

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Earned award percentage: represents how much of your target award opportunity you have earned as a result of the Company’s EBITDA performance. It can range from 0% (no award) to 200% (maximum possible award).

If an award is earned, it will be paid to you through the Company’s regular payroll process following the calculation of the cumulative EBITDA which will occur after the close of fiscal 2016.

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Performance Goals and Measurement

When American Greetings three-year, cumulative EBITDA result is calculated, it will be compared to the threshold, target and maximum EBITDA performance goals that have been established for the purposes of the Long-Term Incentive Plan. This comparison of our actual result to our goals is considered our EBITDA performance and is directly tied to the Plan’s earned award percentage.

Earned Award Performance Level What it Means Percentage

The minimum performance that can be

Threshold 50% achieved and still earn an award Target What we want to achieve 100% The performance at which the largest possible Maximum 200% award can be earned

No award is earned for performance below Threshold. The award is capped at 200% for performance above Maximum. The earned award percentage is interpolated for performance between Threshold and Maximum.

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Award Calculation Examples

For the purposes of these examples, assume our three-year, cumulative EBITDA goals are as presented in the table to the right (Note that these goals are strictly for illustration purposes only. Our actual goal may be different and will be communicated to you separately).

Example A:

•	Target Award Opportunity = $5,000
•	Fiscal 2014—2016 EBITDA performance = $510 million
•	Earned Award Percentage = 120% (see Example A Calculation)
•	Earned Award = $6,000 ($5,000 x 120%)

Example B:

•	Target Award Opportunity = $5,000
•	Fiscal 2014—2016 EBITDA performance = $480 million
•	Earned Award Percentage = 80% (see Example B Calculation)
•	Earned Award = $4,000 ($5,000 x 80%)

Three-Year Cumulative Earned Award Performance EBITDA Goal Percentage

Threshold $450 million 50% Target $500 million 100% Maximum $550 million 200%

Example A Calculation

($510 – $500)

Earned Award % = x (200%—100%) + 100% = 120% ($550 – $500)

Example B Calculation

($480 – $450)

Earned Award % = x (100%—50%) + 50% = 80% ($500 – $450)

HOW IT’S CALCULATED

The interpolation formula used to calculate the earned award percentage. When Actual Performance less than Target Goal:

(Actual Performance – Threshold Goal)

Earned Award % = x (100%—50%) + 50% (Target Goal – Threshold Goal)

When Actual Performance greater than Target Goal:

(Actual Performance – Target Goal)

Earned Award % = x (200%—100%) + 100% (Maximum Goal – Target Goal)

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Important Administrative Plan Details

Eligibility

To be eligible to participate in the Long-Term Incentive Plan, you must be actively employed in a corporate-level job class of 317 (85/86) or above.

New Hires

If you are hired between March 1, 2013 and February 29, 2016, your award will be prorated for the period of time (to the nearest full month) you are a participant in the Plan.

Promotions

If you are promoted, your award will be prorated to the nearest full month, based on the period of participation.

Termination

No award is earned if you separate from the Company for any reason (other than qualified leave of absence, retirement, disability, or death) before the completion of the fiscal 2014-2016 performance period.

Leave of Absence, Permanent Disability, Death

If you take a qualified leave of absence, retire on or after attaining age 65 with 10 years of continuous service, suffer a permanent disability or die, your award will be prorated to the first of the month on or after the date of leave, permanent disability or death.

An associate will be deemed to suffer a permanent disability only in the following circumstances: (A) where an associate is absent from employment with American Greetings due to his or her inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which either can be expected to result in death, or can be expected to last for a continuous period of not less than 12 months; or (B) where an associate is scheduled to receive income replacement benefits for a period of not less than 3 months under an accident and health plan covering an American Greetings associate on account of a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months.

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Important Administrative Plan Details

Award Payments

Incentive awards earned will be paid to participants within two and one-half months following the end of fiscal 2016, typically within 60 days after the end of the fiscal year. Plan awards are subject to normal tax withholding at a standardized rate and will be deposited to a bank account of your choice.

It is the intent that incentive awards fall under the short-term deferral rules of Section 409A of the Internal Revenue Code to exempt the payment of such Long-Term Incentive Plan benefits from the requirements of Section 409A or otherwise comply with the requirement of Section 409A. If incentive awards are subject to Section 409A, the Plan will be interpreted in accordance with Section 409A and the regulations promulgated thereunder.

Calculating Payouts

For computation purposes, financial goals and actual performance results are rounded to the nearest $1,000. The percent of the financial goal achieved and the percent of target award earned is rounded to the nearest one-tenth of one percent. The actual incentive award is rounded to the nearest dollar.

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Nothing in this brochure or in any Participant Letter should be construed to create or imply any contract of employment between an associate and American Greetings and its subsidiaries or to create any binding contractual right to payment of any specific amount under the American Greetings Long-Term Incentive Plan. The provisions of this brochure describe the general guidelines used by American Greetings in determining the benefits payable to Plan participants; however, in every case, American Greetings reserves the right to reduce or eliminate the amount that would otherwise be payable to a participant or participants under such guidelines where it determines, in its discretion, that such a reduction is necessary or appropriate, in light of the participant’s performance or other relevant business circumstances. In its capacity as administrator of the Long-Term Incentive Plan, American Greetings reserves the right to construe and interpret the Plan in all respects and to make all determinations and take all actions necessary or advisable for the management and administration of the Long-Term Incentive Plan, including establishing, adopting or revising any rules as it may deem necessary.

Questions

If you have general questions about the American Greetings Long-Term Incentive Plan, please contact the American Greetings Shared Services Department at World Headquarters in Cleveland at 1-800-321-3040 ext. 4711.

Any award earned under this Long-Term Incentive Plan shall be subject to rescission, cancellation or recoupment, in whole or part, if and to the extent so provided under any “clawback,” recoupment or similar policy of American Greetings in effect on the date of payment or that may be established thereafter. Interest in any award under the Long-Term Incentive Plan may not be assigned, alienated or encumbered by any Plan participant.

American Greetings reserves the right to terminate or make changes to the LTIP, including retroactively, at any time without prior notice to any of the LTIP’s participants. The Board of Directors (or committee thereof) are the only persons who have the authority to alter or amend this LTIP. Any such alteration or amendment must be done in writing. No participant should rely on an alteration or amendment to this LTIP unless it is made in writing and signed by a Co-Chief Executive Officer or the Chairman. The Plan will be governed, construed and administered in accordance with the laws of the State of Ohio, without reference to its conflict of laws provisions.

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Notes

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